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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                         URBAN JUICE & SODA COMPANY LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    916902109
                                 ---------------
                                 (CUSIP Number)


                               FEBRUARY 15, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

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-------------------                                            -----------------
CUSIP NO. 916902109                 SCHEDULE 13G               PAGE 2 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         CLIFTON INVESTMENTS, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
    Number of      -------------------------------------------------------------
     Shares           6    SHARED VOTING POWER
  Beneficially
    Owned By              952,900(1)
      Each        --------------------------------------------------------------
   Reporting          7    SOLE DISPOSITIVE POWER
    Person
     With                  -0-
                  --------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           952,900(1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          952,900(1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                         [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.021%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The shares are held by Clifton Investments, L.P. Cooper Capital, LLC is the sole general partner of Clifton Investments, L.P. and as the general partner, it may be deemed to have shared voting and investment power for the shares held by Clifton Investments, L.P. Peter C. Cooper, a Director of the Issuer, is the managing member of Cooper Capital, LLC. The principals of Clifton Investments, L.P. disclaim beneficial ownership of all such shares held by Clifton Investments, L.P. except to the extent of their proportionate pecuniary interests therein.

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-------------------                                            -----------------
CUSIP NO. 916902109                 SCHEDULE 13G               PAGE 3 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         COOPER CAPITAL, LLC, a Delaware limited liability company
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           -0-
    Number of      -------------------------------------------------------------
     Shares           6    SHARED VOTING POWER
  Beneficially
    Owned By              952,900(1)
      Each        --------------------------------------------------------------
   Reporting          7    SOLE DISPOSITIVE POWER
    Person
     With                  -0-
                  --------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           952,900(1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          952,900(1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                         [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.021%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The shares are held by Clifton Investments, L.P. Cooper Capital, LLC is the sole general partner of Clifton Investments, L.P. and as the general partner, it may be deemed to have shared voting and investment power for the shares held by Clifton Investments, L.P. Peter C. Cooper, a Director of the Issuer, is the managing member of Cooper Capital, LLC. The principals of Clifton Investments, L.P. disclaim beneficial ownership of all such shares held by Clifton Investments, L.P. except to the extent of their proportionate pecuniary interests therein.

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-------------------                                            -----------------
CUSIP NO. 916902109                SCHEDULE 13G                PAGE 4 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         PETER C. COOPER
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW ZEALAND
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           12,500
    Number of      -------------------------------------------------------------
     Shares           6    SHARED VOTING POWER
  Beneficially
    Owned By               952,900(1)
      Each        --------------------------------------------------------------
   Reporting          7    SOLE DISPOSITIVE POWER
    Person
     With                  12,500
                  --------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           952,900(1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          965,400(1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                         [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.083%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Except for 12,500 shares over which Mr. Cooper exercises sole voting and dispositive power, the shares are held by Clifton Investments, L.P. Cooper Capital, LLC is the sole general partner of Clifton Investments, L.P. and as the general partner, it may be deemed to have shared voting and investment power for the shares held by Clifton Investments, L.P. Peter C. Cooper, a Director of the Issuer, is the managing member of Cooper Capital, LLC. The principals of Clifton Investments, L.P. disclaim beneficial ownership of all such shares held by Clifton Investments, L.P. except to the extent of their proportionate pecuniary interests therein.

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ITEM 1(a)         NAME OF ISSUER:

                  URBAN JUICE & SODA COMPANY LTD.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1356 Frances Street, Vancouver, British Columbia

ITEM 2(a)         NAME OF PERSON FILING:

                  This statement is filed by:

                  CLIFTON INVESTMENTS, L.P., A DELAWARE LIMITED PARTNERSHIP, COOPER CAPITAL, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND PETER C. COOPER

                  The foregoing persons are hereinafter referred to as the "Reporting Person."

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of each of the Reporting Person is 26 CORPORATE PLAZA, SUITE 280, NEWPORT BEACH, CALIFORNIA 92660

ITEM 2(c)         CITIZENSHIP:

                  CLIFTON INVESTMENTS, L.P. - DELAWARE

                  COOPER CAPITAL, LLC - DELAWARE

                  PETER C. COOPER - UNITED STATES

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2(e)         CUSIP NUMBER:

                  916902109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act of 1940.


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                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)G);

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  NOT APPLICABLE. THIS SCHEDULE IS FILED PURSUANT TO 13d-1(c).

ITEM 4.           OWNERSHIP:

                  A. Clifton Investments, L.P and Cooper Capital, LLC. The shares are held by Clifton Investments, L.P. Cooper Capital, LLC is the sole general partner of Clifton Investments, L.P. and as the general partner, it may be deemed to have shared voting and investment power for the shares held by Clifton Investments, L.P. Peter C. Cooper, a Director of the Issuer, is the managing member of Cooper Capital, LLC.

                     (a) Amount beneficially owned:  952,900

                     (b) Percent of class:  5.021%.

                     (c)(i)   Sole power to vote or direct the vote:  -0-

                        (ii)  Shared power to vote or direct the vote:  952,900

                        (iii) Sole power to dispose or direct the disposition:
                              -0-

                        (iv)  Shared power to dispose or direct the disposition:
                              952,900

                  B. Peter C. Cooper. Peter C. Cooper, a Director of the Issuer, is the managing member of Cooper Capital, LLC and may be deemed to have shared voting and investment power for the shares held by Clifton Investments, L.P. and Cooper Capital, LLC.

                     (a) Amount beneficially owned:  965,400

                     (b) Percent of class:  5.083%.

                     (c)(i)   Sole power to vote or direct the vote: 12,500

                        (ii)  Shared power to vote or direct the vote: 952,900

                        (iii) Sole power to dispose or direct the disposition:
                              12,500

                        (iv)  Shared power to dispose or direct the disposition:
                              952,900


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ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  The Reporting Person hereby makes the following certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURES

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 17, 2000                 CLIFTON INVESTMENTS, L.P., A DELAWARE
                                         LIMITED PARTNERSHIP

                                         By: COOPER CAPITAL, LLC, A DELAWARE
                                             LIMITED LIABILITY COMPANY, ITS
                                             GENERAL PARTNER


                                         By: /s/ PETER C. COOPER
                                             -----------------------------------
                                                 PETER C. COOPER, SOLE MANAGER

                                         COOPER CAPITAL, LLC, A DELAWARE
                                         LIMITED LIABILITY COMPANY


                                         By: /s/ PETER C. COOPER
                                              ----------------------------------
                                                 PETER C. COOPER, SOLE MANAGER


                                         /s/ PETER C. COOPER
                                         ---------------------------------------
                                             PETER C. COOPER



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